UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2008

CHIPOTLE MEXICAN GRILL, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-32731 (Commission File Number)	84-1219301 (I.R.S. Employer Identification No.)

1543 Wazee Street, Suite 200
Denver, CO 80202
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (303) 595-4000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officer; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On January 31, 2008, Chipotle Mexican Grill, Inc. announced the appointment of two new executive officers.

Effective March 1, 2008, Rex A. Jones, 51, will be promoted to Chief Development Officer, continuing to oversee Chipotle's real estate, design, construction, and facilities functions. Mr. Jones initially joined Chipotle in 1998 as executive director of real estate, and in 2005 he was promoted to executive director of development. Prior to coming to Chipotle, he worked at Blockbuster Corp. as vice president for Asia Pacific development. He also spent more than 13 years with McDonald's Corporation in a variety of senior level real estate and development positions in the United States and Asia. Mr. Jones has a Bachelor of Science degree in business administration from Kansas State University.

Effective May 1, 2008, Robert N. Blessing Jr., 64, will be promoted to the newly created position of Restaurant Support Officer. In his new role, Mr. Blessing will oversee Chipotle's team of five regional directors, as well as its marketing, purchasing, and culinary functions. Mr. Blessing came to Chipotle in 1999 as a regional director, and opened the company's first restaurant in the Northeast region. His role expanded thereafter to include responsibility for additional markets, and since 2005 he has led the entire Northeast and Central regions. Before coming to Chipotle, he served in executive leadership roles at a number of food service and restaurant companies, including Vie de France Retail and Restaurant Bakery, Franchise Management Corporation (an Arby's franchisee), and Thompson Hospitality (a contract food service company). Mr. Blessing has Bachelors and Masters degrees in business administration/economics from the University of Cincinnati.

A press release announcing these promotions is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1	Chipotle Mexican Grill, Inc. Press Release, dated January 31, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chipotle Mexican Grill, Inc.

February 1, 2008	By:	/s/ Montgomery F. Moran

Name: Montgomery F. Moran
Title: President and Chief Operating Officer

Exhibit Index

Exhibit 99.1	Chipotle Mexican Grill, Inc. Press Release, dated January 31, 2008